Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 18, 2016 (the “Effective Date”) by and between Kyle Guse, an individual (“Employee”), and Atossa Genetics Inc. a Delaware corporation, having its principal office at 2300 Eastlake Ave. East, Suite 200, Seattle, WA 98102 (the “Company”, and collectively with Employee referred to herein as the “Parties,” and individually, as a “Party”).

RECITALS

Whereas, the Company is engaged in the development of pharmaceuticals to treat breast conditions including breast cancer;

Whereas, Employee desires to be employed by Company and Company desires to employ the Employee on the terms provided herein;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the Parties agree as follows:

1.             Employment. The Company hereby hires and employs Employee as of the Effective Date as Chief Financial Officer, General Counsel and Secretary of the Company and Employee hereby accepts such employment with the Company on the terms and conditions set forth herein.

2.             Term & Position.

(a) Employment Term. Employee’s employment will be “at-will,” meaning that either Employee or the Company can terminate the employment relationship at any time, with or without Cause, subject to the terms and conditions set forth in Section 7 of this Agreement. The term of Employee’s employment hereunder is referred to herein as the “Employment Term.”

(b) Position. During the Employment Term, Employee shall be the Chief Financial Officer, General Counsel and Secretary of the Company.

3.             Duties and Responsibilities. Employee shall serve the Company diligently and faithfully in the performance of his duties on the Company’s behalf, which shall include duties and responsibilities as the Company may from time to time reasonably prescribe consistent with the duties and responsibilities of the Chief Financial Officer, General Counsel and Secretary of the Company. Employee shall report to the Chief Executive Officer and the Board of Directors, which shall be responsible for strategy and tactics and for setting corporate goals during the Employment Term, as and if appropriate.

4.             Compensation. For services to be rendered to the Company pursuant to this Agreement, Employee shall be entitled to receive the following cash and equity compensation:

(a) Base Salary. Employee shall be entitled to an initial base salary of $364,000 per year, payable biweekly in accordance with the Company’s normal payroll practices.

(b) Annual Bonus. Employee shall be eligible to receive an annual cash performance bonus in an amount of up to 45% of his then-current base salary, subject to the achievement of goals established annually prospectively by the Compensation Committee of the board.

(c) Equity. The Company will grant to Employee from time to time options and/or restricted stock awards as determined by the Compensation Committee of the Board pursuant to the Company’s 2010 Stock Option and Incentive Plan (the “Plan”).

(d) Change in Control. In the event of a Change in Control (as defined below), , Employee shall be entitled to receive the severance payments and benefits set forth in Section 7(b) of this Agreement. For purposes hereof, a “Change in Control” shall mean:

(i) merger or consolidation in which (A) the Company is a constituent party or (B) a Subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, in each case except any such merger or consolidation involving the Company or a Subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any Subsidiary of all or substantially all the assets of the Company and its Subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Company.

5.             Fringe Benefits. During the Employment Term, the Company agrees to make available the following fringe benefits to Employee in accordance with the policies and plans adopted by the Company; said fringe benefits shall be no less favorable to the Employee than those provided to other key employees and officers of the Company.

(a) Expenses. Employee shall be expected to incur various business expenses and other out-of-pocket expenses customarily incurred by persons holding like positions, including but not limited to traveling, entertainment and similar expenses incurred by Employee in the performance of Employee’s services for the benefit of the Company. Company shall reimburse Employee for all reasonable business expenses incurred or paid by Employee upon presentation of documentation reasonably acceptable to the Company and subject to any reimbursement policy adopted by the Company.

(b) Health Insurance. Participation in health, hospitalization, disability, dental and other insurance plans that the Company may have in effect for other executives, all of which shall be paid for by the Company with contribution by the Employee as set for the other executives, as and if appropriate.

(c) Vacation. Employee shall be entitled to four weeks of paid vacation per year for each full year of employment and pro rata for each partial year. Vacation time not taken during a calendar year is not accrued to the next calendar year.

6.             Termination. Either the Company or Employee may terminate Employee’s employment by the Company, with or without “Cause” or “Good Reason” (as such terms are defined below), in its or his sole discretion, upon ten (10) days’ prior written notice of termination or the payment of 10 days’ salary in lieu of such notice. In addition, Employee’s employment by the Company shall terminate upon the death or Disability (as defined below) of Employee. For purposes of this Agreement, in the case of a termination of Employee’s employment hereunder, the following terms shall have the following meanings:

(a) “Good Reason” shall mean the Employee has complied with the Good Reason Process (as defined below) following the occurrence of any of the following events: (i) a material diminution in Employee’s responsibilities, authority or duties at the Company that constitutes a demotion,(ii) a material diminution in Employee’s base salary (other than a general reduction applicable to all executive employees of the Company), or (iii) relocation of Employee’s principal place of work more than 50 miles from the location as of the Effective Date (each, a “Good Reason Condition”).

(b) “Good Reason Process” means that (i) Employee reasonably determines in good faith that a Good Reason Condition has occurred, (ii) Employee notifies the Company in writing of the occurrence of the Good Reason Condition within 60 days after the first occurrence of such condition; (iii) Employee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and (v) Employee terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason Condition during the Cure Period, Good Reason will be deemed not to have occurred.

(c) “Cause” shall mean: (A) Employee’s willful and repeated failure reasonably to perform his duties hereunder or to comply with any reasonable and proper direction given by the Board if such failure of performance or compliance is not cured within thirty (30) days following receipt by Employee of written notice from the Company containing a description of such failures and non-compliance and a demand for immediate cure thereof; (B) Employee being found guilty in a criminal court of an offense involving moral turpitude; (C) Employee’s commission of any material act of fraud or theft against the Company; or (D) Employee’s material violation of any of the material terms, covenants, representations or warranties contained in this Agreement if such violation is not cured within thirty (30) days following receipt by Employee of written notice from the Company containing a description of the violation and a demand for immediate cure thereof.

(d) “Disability” shall mean total and permanent disability as defined in Section 22(e)(3) of the Code.

7.              Severance.

(a) Termination Absent a Change of Control. Subject to Section 6 hereof, if (i) the Company terminates the employment of Employee without Cause, or (ii) Employee terminates his employment for Good Reason, then Employee shall be entitled to receive all of his accrued and then-unpaid base salary, any bonus cash compensation earned by Employee through the effective date of termination (determined at the maximum annual rate for bonus cash compensation provided for above but on a pro-rated basis for the portion of the fiscal year that shall have elapsed when the termination occurs). In addition, subject to Employee’s execution and non-revocation of an agreement containing a release of any and all legal claims and other termination-related provisions in a form acceptable to the Company (the “Separation Agreement”), Employee shall be entitled to receive upon such termination an additional cash payment in the amount of twelve (12) months of such base salary (the “Severance Payment”). The Company shall pay the Severance Payment in substantially equal installments over six (6) months (the “Severance Benefits Period”) in accordance with the Company’s standard payroll practice, in arrears beginning on the first payroll date that occurs following the thirtieth (30th) day after the date on which Employee’s employment with the Company terminates; provided, that prior to such date, the Separation Agreement becomes effective. Solely for purposes of Section 409A of the Code, each installment of the Severance Payment will be considered a separate payment. Additionally, the vesting of outstanding equity and option awards issued to the Employee shall, concurrent with such termination of service, accelerate with respect to one-half (50%) of the unvested portion of all outstanding equity and option awards which shall remain exercisable for the remainder of their term. Notwithstanding the foregoing, the Company shall not be required to pay any severance pay for any period following the effective date of termination of Employee’s employment hereunder if Employee shall have materially violated the provisions of Sections 3, 8, 10 or 11 of this Agreement and such violation is not cured within thirty (30) days following receipt of written notice from the Company containing a description of the violation and a demand for immediate cure.

(b) Change of Control. In the event of a Change of Control, and subject to Employee’s execution and non-revocation of a Separation Agreement, Employee shall be entitled to receive two times the Severance Payment (the “Change of Control Payment”). The Company shall pay the Change of Control Payment within two business days following the expiration of any application revocation periods under the Separation Agreement. Additionally, the vesting of all outstanding equity and option awards issued to the Employee shall, concurrent with the Change of Control, immediately accelerate so that such awards shall be fully vested and exercisable.

8.              Noncompetition and Non-Solicitation Commitment. Employee hereby agrees as follows:

(a) Agreement Not to Compete. Employee hereby covenants, and agrees that, during the Employment Term and for a period of six (6) months thereafter (the “Non-Compete Period”), he shall not within the United States directly or indirectly in any manner or capacity (whether alone or as a partner, joint venturer, stockholder or investor, creditor, principal, agent, advisor, employee, officer, director, licensor, licensee, salesman, broker or representative, for any “Person” (defined as any individual, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or governmental body), or through any agency or by any other means whatsoever) engage in the Business of the Company or any Subsidiary, except for on behalf of the Company or its affiliates. For purposes of the foregoing, the “Business of the Company,” from time to time means the Company’s business as is described in Part I, Item 1 (“Description of Business”) of the Company’s then most recent Annual Report on Form 10-K filed with the United States Securities and Exchange Commission, and the term “Subsidiary” means a corporation or other entity that is at least majority owned, directly or indirectly, by the Company.

(b) No Interference. Employee shall not take any action to interfere with the relationships between the Company and its Affiliates, on the one hand, and their customers on the other, during the Non-Compete Period.

(c) Indirect Competition. Employee further agrees that, during the Non-Compete Period, he shall not, directly or indirectly, assist or encourage any other Person in carrying out, directly or indirectly, any activity that would be prohibited by the foregoing provisions of this Section 8 if such activity were carried out by Employee.

(d) No Solicitation. Employee agrees that during the Non-Compete Period, he will not, directly or indirectly, on behalf of himself or any other Person, solicit the hiring of or hire, on any basis, any Person employed by the Company or its Affiliates at the time of such solicitation.

9.              Reasonable Restriction; Limits on Enforcement.

(a) The parties hereto agree that the restrictions on the activities and business of Employee provided for in this Agreement, and the duration and territorial scope thereof, are, under all circumstances, reasonable and necessary to safeguard the interests of the Company and its Affiliates and to protect the goodwill acquired pursuant thereto.

(b) If any court of competent jurisdiction shall refuse to enforce any or all of the provisions hereof because the time limit applicable thereto is deemed unreasonable, it is expressly understood and agreed that such provisions shall not be void, but that for the purpose of such proceedings and in such jurisdiction such time limitation shall be deemed to be reduced to the extent necessary to permit enforcement of such provisions.

(c) If any court of competent jurisdiction shall refuse to enforce any or all of the provisions hereof because they are more extensive (whether as to geographical area, scope of business or otherwise) than is deemed reasonable, it is expressly understood and agreed that such provisions shall not be void, but that for the purpose of such proceedings and in such jurisdiction, the restrictions contained herein (whether as to geographic area, scope of business or otherwise) shall be deemed to be reduced to the extent necessary to permit enforcement of such provisions.

(d) The existence of any claim or cause of action by Employee or any other Person against the Company or its Affiliates shall not constitute a defense to the enforcement of any provision hereof.

(e) Employee expressly stipulates and agrees that this Agreement shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) permissible under applicable law.

10.            Confidential Information.

(a) For purposes of this Section 10, the term “Confidential Information” means, in addition to its meaning under applicable law, information which is not generally known in the Company’s industry and which is proprietary to the Company and which is subject to efforts by the Company to maintain its confidentiality, including (i) trade secret information about the Company, its customers and its products, and (ii) information relating to the business of the Company as conducted at any time within the previous five (5) years or anticipated to be conducted by the Company, and to any of its past, current or anticipated products, including, without limitation, information about the Company’s purchasing, accounting, marketing, selling, or servicing. “Confidential Information” shall not include information that is, or thereafter by legal means becomes, lawfully available from public sources or any information that is required by a law or any competent administrative agency or judicial authority to be disclosed, or the disclosure of which is otherwise reasonably necessary or appropriate in connection with performance by Employee of his duties under this Agreement.

(b) Employee shall not, either during the term of this Agreement or for a period one (1) year following the expiration or termination of this Agreement, use Confidential Information for any purpose other than the performance of his duties and responsibilities under this Agreement or disclose any Confidential Information to any Person not employed by the Company except with the prior written authorization of the Company or as may be necessary for Employee to perform his duties hereunder and shall exercise prudence and the same degree of care taken by the Company to safeguard and protect, and to prevent the unauthorized disclosure of, all such Confidential Information.

(c) Upon expiration or termination of this Agreement, Employee shall turn over to a designated representative of the Company all property in Employee’s possession and custody and belonging to the Company and all tangible embodiments of Confidential Information. Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents relating in any way to the affairs of the Company and containing Confidential Information which came into Employee’s possession at any time during the term of this Agreement.

11.            Inventions and Innovations. Employee agrees to communicate to the Company, promptly and fully, and to assign to the Company, all inventions, trade secrets, and technical or business innovations, and all worldwide intellectual property rights therein, developed or conceived solely by Employee, or jointly with others, while employed by the Company, which were developed on the time of the Company or in reliance on Confidential Information. Employee further agrees to execute all necessary papers and otherwise to assist the Company, at the Company’s sole expense, to obtain patents or other legal protection as the Company deems fit, and to assist in perfecting in the Company all rights granted to it hereunder. Both the Company and Employee intend that all original works of authorship created by Employee while working in the employ of the Company will be works for hire within the meaning of applicable copyright laws and will be the sole and exclusive property of the Company.

12.            Third Party Beneficiaries. Employee acknowledges and agrees that the covenants contained in Sections 8 through 11 hereof are expressly intended to benefit the Company and all of its Affiliates, and that for purposes of such sections the term “Company” shall include all of Company’s Affiliates.

13.            Survival. The covenants and agreements of the Employee set forth in Sections 8 through 12 shall remain in effect and survive the termination of this Agreement for the respective periods set forth therein.

14.            Waiver. No waiver of any term, condition or covenant of this Agreement shall be deemed to be a waiver of subsequent breaches of the same or other terms, covenants or conditions hereof.

15.            Amendment. This Agreement may not be amended, altered or modified except by a written agreement between the parties hereto.

16.            Assignability. Employee may not assign this Agreement to any third party for whatever purpose without the express written consent of the Company, other than as specifically authorized herein. The Company may not assign this Agreement to any third party without the express written consent of Employee except by operation of law, or through merger, liquidation, recapitalization or sale of all or substantially all of the assets of the Company, provided that the Company may assign this Agreement at any time to an Affiliate of the Company.

17.            Invalidity. In the event part or any portion of this Agreement is determined in a legally binding manner to be invalid and unenforceable, the parties agree that this Agreement as so construed shall remain in force and effect between them and applied as if the offending part or portion did not comprise an element hereof.

18.            Severability. If any particular provision of this Agreement shall be determined to be invalid or unenforceable, the parties expressly authorize the court or other tribunal making such a determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by applicable law.

19.            Entire Agreement. This Agreement contains the entire agreement of the parties relative to the subject matter of this Agreement and there is no provision, condition or understanding relative to the employment of Employee outside this Agreement.

20.            Notices. Any notice required to be given hereunder shall be duly and properly given, effective as of the date of mailing, if mailed postage prepaid to either party at the addresses set forth below, or to such other address as such party may subsequently notify to the other.

If to Employee:	Kyle Guse

If to Company:

21.            Governing Law. This Agreement shall be governed by and construed under the internal laws of the State of Washington, without regard to the principles of comity and/or the applicable conflicts of laws of any state that would result in the application of any laws other than the State of Washington.

22.            Jurisdiction & Arbitration. The validity, performance and interpretation of the Agreement shall be governed by the laws of the State Washington, without regard to its conflicts of law rules. Any dispute or claim arising under or with respect to this Agreement, which is incapable of resolution, will be resolved by arbitration before one (1) arbitrator in Seattle, Washington, in accordance with the Rules for Commercial Arbitration of the American Arbitration Association ("AAA"). The appointing agency shall be the AAA and the arbitrator shall apply Washington State law to both interpret this Agreement and fashion an award.

23.            Tax Matters.

(a) The parties intend that this Agreement be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with, or exemption from, Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder either comply with, or are exempt from, Section 409A of the Code. The Parties agree that this Agreement may be amended as reasonably requested by either Party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and will have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

(b) Anything in this Agreement to the contrary notwithstanding, if at the time of Employee’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Employee becomes entitled to under this Agreement on account of his separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Employee’s separation from service or (B) Employee’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Employee’s termination of employment, then such payments or benefits shall be payable only upon Employee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).

(d) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

24.            Counterparts and Electronic Signatures. This Agreement may be executed in two or more counterparts and by facsimile or any electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of May 18, 2016.

COMPANY:		EMPLOYEE:

Atossa Genetics Inc.

By:	/s/ Steven C. Quay	By:	/s/ Kyle Guse
	Steven C. Quay		Kyle Guse
Chief Executive Officer and President

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]